Exhibit 99.1

MINDARROW SYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON _____________, 2002

         The undersigned stockholder(s) of MindArrow Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and joint proxy statement/prospectus, each dated           , 2002, and hereby appoints Robert I. Webber and Michael R. Friedl, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of MindArrow Systems, Inc., to be held on           , 2002, at 10:00 a.m., Pacific time, at the Waterfront Hilton, 21100 Pacific Coast Highway, Huntington Beach, California 92648, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3 AND AS THE NAMED PROXIES CONSIDER ADVISABLE IN THEIR JUDGMENT WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued, and to be dated and signed on other side)

         1.     To approve and adopt the Agreement and Plan of Merger, dated July 12, 2002, as amended effective August 9, 2002, among MindArrow, Category 5 and MindArrow Acquisition Corp., and the related merger pursuant to which, among other things, Category 5 will be merged with and into MindArrow Acquisition Corp., and the issuance of shares of MindArrow common stock and warrants in connection with the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

         2.     To approve a reverse stock split in a ratio no greater than one for ten, effective immediately after the merger with Category 5;

☐ FOR	☐ AGAINST	☐ ABSTAIN

         3.     To approve a change in the name of MindArrow to Avalon Digital Marketing Systems, Inc., effective immediately after the merger with Category 5; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

         4.     Such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

         Please date this proxy and sign your name exactly as it appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated ____________ , 2002

Signature(s):_________________

         Please promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.